UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/23/2005

MAINSTREET BANKSHARES INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-86993

VA	54-1956616
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of Principal Executive Offices, Including Zip Code)

276-632-8054
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

MainStreet BankShares, Inc. ("MainStreet") entered into two agreements on March 23, 2005 with Smith River Community Bank, N.A. ("Smith River Bank"). As discussed below, MainStreet divested all of its equity interest in Smith River Bank effective March 23, 2005. In connection with the divestiture MainStreet agreed to indemnify Smith River Bank for certain loans not to exceed the principal balance of the indemnified amount on the date of closing. The principal balance of the loans at the closing date of the divestiture was $733,469. Attached to this Current Report, as Exhibit 10.1, is the Indemnity Agreement between MainStreet and Smith River Bank. Also, as part of the transaction, pursuant to the Administrative Services Agreement dated March 23, 2005, MainStreet will provide certain administrative services to Smith River Bank for a period of 3 years for an annual fee of $505,000. Attached to this Current Report, as Exhibit 10.2, is the Administrative Services Agreement between MainStreet and Smith River Bank.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On January 13, 2005, MainStreet, Smith River Bank, and Argentum Capital Management, LLC ("Argentum") entered into an Agreement pursuant to which MainStreet agreed to sell, and Argentum, or investors retained by Argentum for this purpose, agreed to purchase, all of the outstanding shares of the common stock of Smith River Bank for $6,500,000. This Agreement was consummated on March 23, 2005.

Item 8.01.    Other Events

On March 24, 2005, MainStreet BankShares, Inc. issued a press release announcing that the divestiture of Smith River Bank was completed on March 23, 2005. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: March 25, 2005.	By:	/s/ C. R. McCullar
C. R. McCullar
President and Chief Executive Officer

MAINSTREET BANKSHARES, INC.

Date: March 25, 2005.	By:	/s/ Brenda H. Smith
Brenda H. Smith
Executive Vice President/Chief Financial Officer/Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Indemnity Agreement Between MainStreet BankShares, Inc. and Smith River Community Bank, N.A.
EX-10.2	Administrative Services Agreement Between MainStreet BankShares, Inc. and Smith River Community Bank, N.A.
EX-99.1	Press Release Dated March 23, 2005 Announcing the Completion of the Divestiture of Smith River Community Bank, N.A.